Exhibit 10.7

FORM OF PERFORMANCE-BASED RSU GRANT LETTER

Date

Name
Street Address
City, State  Zip Code

Dear Name:

American Woodmark Corporation (the “Company”) has established a program that includes a performance based opportunity under which you may receive an Award of restricted stock units (the “Award”).  The opportunity outlined below is based on the achievement of certain predetermined performance metrics for fiscal ____.  The potential Award is subject to the terms set forth in this letter and in the American Woodmark Corporation 2004 Amended and Restated Stock Incentive Plan For Employees (the “Plan”), a copy of which is attached.  Capitalized terms that are not defined in this letter shall have the meaning assigned to them under the Plan.

The terms of your opportunity are as follows:

I.
In consideration of your agreements contained in this letter, the Company has established a plan under which you may be granted up to ________ restricted stock units (RSU’s). Each RSU represents the right to receive one share of the voting common stock of the Company based on the Company’s attainment of certain performance metrics for fiscal ____.

II.	Your plan carries the following provisions:

A.	The Company and the Compensation Committee have approved an operating plan for fiscal ____.

B.	The operating plan includes three primary categories: income statement achievement, balance sheet management, and organizational development.

C.
The Company and the Compensation Committee have developed specific measurements within the three categories.  Each measurement has a low case, a base case, and a high case.  The measurements and case values are detailed in Attachment A.

D.
As soon as practical after the close of fiscal ____ the Compensation Committee will evaluate Company performance based on the measurements and establish a value earned based on achievement in each of the three categories.  While the Committee will utilize the measurements as the basis of the evaluation, the Committee may, in its sole discretion, consider other factors in determining the amount of the opportunity to be granted.

E.
At the conclusion of evaluation, the Compensation Committee will assign a percentage earned in each of the three areas and you will receive an Award of RSU’s that will be converted into shares of the common stock of the Company once you meet the vesting requirement.  For example, assuming that your total opportunity is 75 shares, a hypothetical evaluation may look as follows:

	Opportunity			Performance Achievement		Awarded RSU’s
	Percent	Shares
Income Statement Achievement	40%	30	X	40%	=	12

Balance Sheet Management	40%	30	X	80%	=	24

Organizational Development	20%	15	X	60%	=	9

	100%	75				45

F.
The RSU’s in your Award will mature on ______ (the “Maturity Date”).  To meet the vesting requirement and receive your full Award, you must be an employee of the Company on the Maturity Date and must have maintained continuous employment from _____ (“the Award Date”) through the Maturity Date.  In the event your employment is terminated at any time for any reason other than as provided in sections G. or H. below between the Award Date and the Maturity Date, the full amount of your Award will be forfeited.

G.
In the event you become separated from the Company because of retirement, death, disability, or termination without cause where you have satisfied the retirement criteria set forth below, then you may receive a pro-rated portion of the Award.  If your separation date occurs after the Compensation Committee has completed its evaluation described in Section II.E., then you will receive the number of shares determined by dividing the number of days between the Award Date and your separation date, by the total number of days between the Award Date and the Maturity Date, multiplied by the number of RSU’s of your Award. If your separation date occurs before the Compensation Committee completes its evaluation described in Section II.E., then the full amount of your Award will be forfeited.

For purposes of applying this Section G., retirement, disability and cause are defined as follows:

•	Retirement: You separate from the Company’s employ, having attained both a) at least ten years of service in the Company’s employ, and b) the age of 55.

•
Disability: You become unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Compensation Committee in its reasonable discretion.

•
Cause: Your neglect of your duty which is not corrected after 90 days’ written notice thereof; your misconduct, malfeasance, fraud or dishonesty which materially and adversely affects the Company or its reputation in the industry; or your conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude.

H.
In the event of a Change of Control any time before the Maturity Date, you will receive the full amount of the Award if, at any time on or after the date of the Change of Control, either (i) your employment with the Company or any successor of the Company or parent or other affiliate thereof is involuntarily terminated by the Company (or any such successor or parent or affiliate) without cause (as defined above) or (ii) you voluntarily terminate your employment with the Company (or any such successor or parent or affiliate) for good reason.

For purposes of applying this section H., good reason and Change of Control are defined as follows:

Good Reason: The occurrence of any of the following conditions without your written consent: a reduction in your base salary; you are not in good faith considered for an annual cash bonus; you are not in good faith considered for other benefits that are afforded generally by the Company from time to time to its senior personnel; the relocation of your place of your employment to a location further than 50 miles from your current place of employment; or a substantial diminution in your working conditions or management responsibilities, other than on account of disability.

Change of Control: The occurrence of any of the following:

(i)
The acquisition by any unrelated person of beneficial ownership (as that term is used for purposes of the Securities Exchange Act of 1934) of 50% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors.  The term “unrelated person” means any person other than (x) the Company and its Subsidiaries, (y) an employee benefit plan or trust of the Company or its Subsidiaries, and (z) a person who acquires stock of the Company pursuant to an agreement with the Company that is approved by the Board in advance of the acquisition, unless the acquisition results in a Change of Control pursuant to subsection (ii) below.  For purposes of this subsection, a “person” means an individual, entity or group, as that term is used for purposes of the Act.

(ii)	Any tender or exchange offer, merger or other business combination, sale of assets or any combination of the foregoing transactions, and the Company is not the surviving corporation.

(iii)	A liquidation of the Company.

III.
You agree, as a condition of receiving the Award to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all Applicable Withholding Taxes with respect to the Award.  Any distributions on the Award as defined herein will be made with a certificate of common shares.  Unless otherwise agreed, the Company will withhold from the Award shares sufficient to cover all Applicable Withholding Taxes.  Should you choose to receive the full Award in shares, no stock certificate will be issued until the Applicable Withholding Taxes have been paid or arrangements satisfactory to the Company have been made.

IV.	This Award is not transferable by you except by will or by the laws of descent and distribution.

V.	In the event of changes in the structure of the Company, appropriate adjustments will be made according to the Plan.

VI.
In consideration of the grant of this Award, you agree that you will comply with such lawful conditions as the Board of Directors or the Compensation Committee may impose on the Award, and will perform such duties as may be assigned from time to time by the Board of Directors or by the executive officers of the Company operating under the authority of the Board; provided, however, that the provisions of this sentence shall not be interpreted as affecting the right of the Company to terminate your employment at any time.

VII.
Until the RSU’s are converted into actual shares of the Company’s stock, your Award will not convey actual rights normally accruing to shareholders, including but not limited to the right to participate in shareholder votes or the right to receive dividends.

VIII.	Timing of the Company’s payment of your Award will vary, as follows:

a.	For employees who are continuously employed by the Company through the Maturity Date, Award payment will occur as soon as administratively practicable (within 60 days) after the Maturity Date.

b.
For employees who either 1) die, or 2) become disabled before the Maturity Date but after the Compensation Committee completed its performance evaluation described in Section II. E., payment of the Award will occur as soon as administratively practicable (within 60 days) after the employee’s separation date.

c.
For employees who separate from the Company’s employ due to either 1) retirement prior to the Maturity Date but after the Compensation Committee completed its performance evaluation described in Section II.E., 2) termination without cause prior to the Maturity Date and after both (x) having satisfied the retirement criteria set forth above and (y) the Compensation Committee completed its performance evaluation described in Section II.E., or 3) involuntary termination without cause or good reason termination on or following the date of a Change of Control, timing of the Award payment will depend upon whether or not the employee is deemed to be a “Top 50 employee” of the Company as defined by Section 409A(a)(2)(B)(i) of the Internal Revenue Code. Generally speaking, employees who earn more than $165,000 of annual compensation may meet this definition.

If an employee is not a Top 50 employee, then payment will occur as soon as administratively practicable (within 60 days) after the employee’s date of separation.

If an employee qualifies as a Top 50 employee, then payment may occur as soon as administratively practicable (within 60 days) after the date that is six months after the employee’s separation date.

Please sign the second copy of this letter and return it to Jon Wolk, Vice President of Finance & CFO, American Woodmark Corporation, 3102 Shawnee Drive, Winchester, VA 22601, to acknowledge your acceptance of the terms of this Award and receipt of the foregoing documents.

Your signature and return of a copy of this letter shall be deemed as your understanding and acceptance to the terms and conditions pertaining to this plan as outlined in this letter and the attached Plan description.

American Woodmark Corporation

Kent B. Guichard
Chairman and Chief Executive Officer

Agreed to:

By ____________________________